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                                                                     Exhibit 4.4

MERGER AGREEMENT, ENTERED INTO BY AND BETWEEN CORPORACION DURANGO, S.A. de C.V. (HEREINAFTER REFERRED TO AS "CODUSA"), REPRESENTED BY MRS. MAYELA DE LA PAZ RINCON ARREDONDO DE VELASCO, AND GRUPO INDUSTRIAL DURANGO, S.A. DE C.V. (HEREINAFTER REFERRED TO AS "GIDUSA") REPRESENTED BY JOSE ANTONIO RINCON ARREDONDO PURSUANT TO THE FOLLOWING REPRESENTATIONS AND CLAUSES.

                                 REPRESENTATIONS

I. GIDUSA is a corporation duly organized and existing under the laws of the United Mexican States in accordance with the Public Deed No. 251 by Notary Public No. 18 of Durango, Durango and recorded under number 5767 in the Public Registry of Commerce of Durango, Durango.

II. CODUSA is a corporation duly organized and existing under the laws of the United Mexican States in accordance with to the Public Deed No. 5383 by Notary Public No. 18 of Durango, Durango and registered with number 154414 in the Public Registry of Commerce of Mexico City.

III. On June 29, 1998, the name of the corporation was changed from Industrias de Celulosa S.A. de C.V. to Corporacion Durango, S.A. de C.V. pursuant to the Public Deed number 10,599 by Notary Public No. 18 of Durango, Durango and registered under number 154414 in the Public Registry of Commerce of Mexico City.

IV. The powers of attorneys and authorizations to enter into this agreement were granted in the Shareholder's Meeting which resolve the merger and which it's attached to this agreement, and the persons representing both parties has sufficient authority to enter into this agreement and such authority has not been revoked nor modified what so ever.

                                     CLAUSES

FIRST: The parties agree to merge by the system known as takeover ("fusion por absorcion"), and consequently CODUSA will cease to exist and GIDUSA will be the surviving entity.

SECOND: Once the merger has legal effect, the asset and liabilities of CODUSA, will become part of GIDUSA'S capital, without reserve or liability limitation, and without the necessity of any specific or additional legal action, on the terms set forth in Article 224 of the Mexican General Corporations Law, with the exception of those cases indicated below.

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THIRD: The financial statements as of June 30, 2001, which have been approved by the shareholders of the two merged companies, will serve as the basis for purposes of the agreed merger, provided that, in order to determine the increase in the equity of the surviving company and to distribute the shares of stock to be issued, among the shareholders of the non-surviving company, a valuation based on a multiple of estimated earning before financing gains and losses, interest, taxes depreciation and amortization ("EBITDA") of the participating companies shall be taken into account, in accordance with the attached calculations, and so it is resolved that:

         (i) the equity of GIDUSA, shall be increased to Ps. 604,071,696.47 (Six Hundred Four Million, Seventy One Thousand, Six Hundred Ninety Six Pesos 47/100) represented by 40,239,255 Series "A" common stock without par value, in consideration to the theoretical value of GIDUSA'S shares of Ps. 15.012 (Fifteen Pesos 012/100) per share; and

         (ii) considering the existence of 48,380,580 shares in CODUSA, the shares referred to in section (i) above, will be distributed among the CODUSA'S shareholders, as soon as appropriate, at the rate of 0.831723286499 shares of GIDUSA per each former share of CODUSA.

FOURTH: The merger is subject to the subsequent condition consistent on the lack of objection or limitations to the merger by the Mexican Federal Antitrust Commission ("Comision Federal de Competencia").

FIFTH: The merger will have retroactive effect to October 8, 2001, subject to the condition described in the preceding resolution, without consideration to:
(i) the actual date of the required publication of the financial statements in the official gazette of the corporate domiciles of the merging companies or in the Federal Gazette ("Diario Oficial de la Federacion"), and (ii) the registration of such financial statements in the Public Registry of Commerce of their respective corporate domiciles, together with these resolutions. The legal effectiveness of the merger will be retroactive to the mentioned date, once the mentioned registration above is completed, without opposition from any of the creditors of the merging companies.

SIXTH: In this act it's resolved to deliver a written notice of the execution of this agreement to the Secretary of GIDUSA, in order to comply with the bylaws and register this transaction in such company's book of stock.

SEVENTH: Any matters related with the interpretation and enforcement of this agreement, will be resolved in the jurisdiction and competence of the common courts of the city of Durango, Durango and the parties expressly waive the jurisdiction of any other courts to which they may be subject by virtue of their present or future domiciles or otherwise.

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This agreement is executed in Durango, Durango being the 8th day of October,
2001.

          CORPORACION DURANGO                       GRUPO INDUSTRIAL DURANGO
              S.A. DE C.V.                                S.A. DE C.V.

C.P. Mayela de la Paz Rincon Arredondo         Dr. Jose Antonio Rincon Arredondo
           de Velasco

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